 Exhibit 99.1

Steve Madden Announces Second Quarter 2012 Results

LONG ISLAND CITY, N.Y., July 26, 2012 -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2012.

•	Second quarter net sales increased 38.0% to $288.7 million.
•	Retail comparable store sales increased 6.8% for the second quarter.
•	Second quarter net income was $26.9 million, or $0.61 per diluted share. Net income included a $2.5 million charge for a class action lawsuit related to unauthorized text messaging and a $1.8 million charge for impairment of a note receivable from the Company’s former licensee for Betsey Johnson retail and apparel. On an after-tax basis, these charges negatively impacted net income by $2.6 million, or $0.06 per diluted share. The Company also recorded a $2.8 million, or $0.06 per diluted share, tax benefit for the year-to-date impact of a portion of earnings from the Company’s foreign operations that have been reinvested indefinitely. Net income for the second quarter of 2011 was $23.8 million, or $0.55 per diluted share.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We delivered solid sales and earnings results in the second quarter despite a challenging retail environment. Overall the momentum in our business remains strong, with double-digit organic sales growth in each of our wholesale footwear, wholesale accessories and retail segments supplemented by meaningful contributions from our recent acquisitions. With our diversified platform spanning multiple brands, product categories, distribution channels and geographies, we believe we are well-positioned to drive top and bottom line growth in the second half of 2012 and beyond.”

Second Quarter 2012 Results

Second quarter net sales totaled $288.7 million compared to $209.2 million in the comparable period of 2011, an increase of 38.0%. Net sales from the wholesale business were $248.1 million compared to $175.2 million in the second quarter of 2011, driven by double-digit organic growth in wholesale footwear and accessories as well as the impact from the acquisitions of Topline, Cejon and SM Canada. Retail net sales grew 19.4% to $40.6 million compared to $34.0 million in the second quarter of the prior year. Same store sales increased 6.8% following an 11.6% increase in the prior year’s second quarter.

Gross margin was 36.1% in the second quarter of 2012 as compared to 40.2% in the same period last year. Gross margin in the wholesale business was 31.6% compared to 35.4% in the prior year’s second quarter. The decline was due primarily to sales mix shifts as a result of the acquisitions of Topline and Cejon as well as the growth in the Adesso Madden wholesale private label business, which increased 68.0% in the quarter. Excluding these mix shifts, wholesale gross margin was modestly higher compared to the same period in 2011. Retail gross margin decreased to 63.7%, compared to 64.8% in the second quarter of 2011, due primarily to increased markdowns in the sandal category.

Operating expenses as a percentage of sales were 23.1% compared to 24.5% in the second quarter of 2011, due to leverage on higher sales and an increased mix of wholesale, which has lower operating expenses as a percentage of sales than the retail business.

Operating income for the second quarter was $37.5 million, or 13.0% of net sales. Excluding the aforementioned charges for a class action lawsuit and note receivable impairment, operating income for the second quarter was $41.8 million, or 14.5% of net sales, as compared to operating income of $37.2 million, or 17.8% of net sales, in the same period of 2011.

Net income for the quarter increased 13.1% to $26.9 million, or $0.61 per diluted share. Net income included a $2.5 million charge for a class action lawsuit related to unauthorized text messaging and a $1.8 million charge for impairment of a note receivable from the Company’s former licensee for Betsey Johnson retail and apparel. On an after-tax basis, these charges negatively impacted net income by $2.6 million, or $0.06 per diluted share. The Company also recorded a $2.8 million, or $0.06 per diluted share, tax benefit for the year-to-date impact of a portion of earnings from the Company’s foreign operations that have been reinvested indefinitely. This compares to net income of $23.8 million, or $0.55 per diluted share, in the prior year’s second quarter.

The Company opened 4 Steve Madden full-price stores, 1 Steve Madden outlet store, 1 Superga store and 1 Superga Internet store in the second quarter. The Company ended the quarter with 96 company-operated retail locations, including eight outlets and two Internet stores.

Six-Month 2012 Results

For the first six months of 2012, net sales increased 47.9% to $554.7 million from $374.9 million in the comparable period last year.

Net income was $48.8 million, or $1.11 per diluted share, for the first six months of 2012 compared to $41.6 million, or $0.97 per diluted share, in the first six months of 2011.

At the end of the second quarter, cash, cash equivalents and marketable securities totaled $189.8 million.

Company Outlook

For fiscal 2012, the Company continues to expect that net sales will increase 24 – 26% from 2011. Diluted EPS is now expected to be in the range of $2.67 – $2.77, compared to previous guidance of $2.62 – $2.72. The current EPS guidance includes an expected tax benefit related to foreign operations in the second half of approximately $0.08 that was not included in the previous EPS guidance.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Thursday, July 26, 2012, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 877-870-5176 (U.S.) and 858-384-5517 (international), passcode 4429035, and will be available until August 26, 2012.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report, R2 by Report, Big Buddha, Wild Pair and Cejon, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 96 retail stores (including the Company’s two online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011

Net sales	$288,692	$209,152	$554,662	$374,907
Cost of sales	184,438	125,057	354,315	221,680
Gross profit	104,254	84,095	200,347	153,227
Commission and licensing fee income, net	4,252	4,432	8,725	8,999
Operating expenses	66,702	51,339	131,909	97,583
Impairment of note receivable and provision for litigation	4,310	—	4,310	—
Income from operations	37,494	37,188	72,853	64,643
Interest and other income, net	1,663	1,656	2,133	3,173
Income before provision for income taxes	39,157	38,844	74,986	67,816
Provision for income taxes	12,269	15,149	26,171	26,269
Net income	26,888	23,695	48,815	41,547
Net income (loss) attributable to noncontrolling interest	(11)	(89)	48	(89)
Net Income attributable to Steven Madden, Ltd	$26,899	$23,784	$48,767	$41,636

Basic income per share	$0.63	$0.56	$1.14	$0.99
Diluted income per share	$0.61	$0.55	$1.11	$0.97

Basic weighted average common shares outstanding	42,980	42,156	42,837	42,053
Diluted weighted average common shares outstanding	43,943	43,259	43,912	43,025

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	Jun 30, 2012	Dec 31, 2011	Jun 30, 2011
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$80,717	$102,830	$31,261
Marketable securities (current & non current)	109,087	77,663	100,937
Accounts receivables, net	187,355	153,424	160,606
Inventories	90,999	59,644	67,723
Other current assets	29,302	25,000	19,285
Property and equipment, net	37,929	31,587	25,896
Goodwill and intangibles, net	228,200	174,462	172,364
Other assets	13,431	15,176	18,205
Total assets	$777,020	$639,786	$596,277

Accounts payable	$118,286	$69,747	$96,208
Contingent payment liability (current & non current)	62,730	37,921	42,803
Other current liabilities	46,789	51,208	39,203
Other long term liabilities	9,146	6,152	5,915
Total Steven Madden, Ltd stockholders' equity	540,139	474,876	412,237
Noncontrolling interest	(70)	(118)	(89)
Total liabilities and stockholders' equity	$777,020	$639,786	$596,277

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Six Months Ended
	Jun 30, 2012	Jun 30, 2011

Net cash provided by operating activities	$43,057	$21,894

Investing Activities
Purchase of property and equipment	(8,030)	(5,973)
Purchases / sales of marketable securities, net	(30,514)	27,097
Purchase of note receivable	(3,085)	—
Payment of contingent liability	(2,367)	—
Acquisition, net of cash acquired	(29,367)	(85,234)
Net cash used in investing activities	(73,363)	(64,110)

Net cash provided by financing activities	8,193	7,326

Net decrease in cash and cash equivalents	(22,113)	(34,890)

Cash and cash equivalents - beginning of period	102,830	66,151

Cash and cash equivalents - end of year period	$80,717	$31,261

Contact

ICR, Inc.

Investor Relations

Jean Fontana, 203-682-8200

www.icrinc.com